Exhibit 10(a)
Amendment to Long-Term Incentive Compensation Plan
     Effective February 28, 2007, Section 2.1(l) of the Long-Term Incentive Compensation Plan was amended in its entirety to read as follows:
(l)	“Fair Market Value” as of any date means, unless a different calculation measure is specified by the Committee, that day’s closing sales price of a Share on the New York Stock Exchange.
Action of Human Resources Committee Specifying “Fair Market Value” for February 27, 2007 Option Grants Under the Long-Term Incentive Compensation Plan and for Option Exercises Involving a Market Transaction
     RESOLVED that for purposes of the option grants under the Plan approved by the Committee on February 27, 2007, “Fair Market Value” shall mean the closing sales price of a Share on the New York Stock Exchange for February 27, 2007.
     RESOLVED that for purposes of determining the amount of compensation and withholding taxes from a cashless exercise (same-day sale) or other Option exercise involving a market transaction, “Fair Market Value” shall mean the actual price at which the sale transaction occurs.